March 29, 2000

  The Wall Street Journal/California

  ---
Dissidents Nominate
Veteran Democrats
For Maxxam Board
----
By Mitchel Benson

SACRAMENTO -- The Oakland-based Rose Foundation for
Communities and the Environment has joined with the United Steelworkers for the second consecutive year to nominate two veteran Democratic politicians to run as so-called dissident directors at Maxxam Inc.'s shareholders meeting on May 24.

Returning this year is Abner Mikva, a former Illinois
 congressman, federal appellate judge and onetime counsel to President Clinton. The coalition has also nominated former U.S. Sen. Paul Simon of Illinois (last year's choice was former U.S. Sen. Howard Metzenbaum of Ohio).

But the financial heavyweight that endorsed the coalition's unsuccessful slate last year -- the California Public Employees Retirement System, which owns about 3% of Maxxam's common stock -- is withholding any action because Maxxam has said it will name its own independent nominees next month.

Coalition leaders, who said they couldn't wait for Houston-based Maxxam to act, say they're concerned that Maxxam's stock has lost more than 50 percent of its value since last summer. In addition, they're concerned about the redwood logging practices of Maxxam's subsidiary, Pacific Lumber Co., Scotia, and the financial health and operations of another Maxxam subsidiary, Houston-based
Kaiser Aluminum Corp., which accounted for 88 percent of Maxxam's revenue last year.

"Given the current stock price, it's hard for me to see how the company's current policies and current leadership are serving the best interests of Maxxam's common shareholders," says Rose Foundation President
Jill Ratner.

But Maxxam spokesman Joshua Reiss says the company will oppose the slate. Messrs. Mikva and Simon "are beholden to special interests" and aren't truly independent voices," says Mr. Reiss. "These are guys who during their tenures in Congress...repeatedly voted against the interests of aluminum companies and forest-products companies."

What's more, Mr. Reiss says, Mr. Simon "was the recipient of tens of thousands of dollars" in campaign contributions from the United Steelworkers.

Mr. Simon responds that the steelworkers provided only
"a tiny fraction" of his campaign war chest. And, as someone who cast a decidedly anti-labor vote as a senator for the North American Free Trade Agreement, he says, "I am willing to stand up to labor or anybody else. If I am on the board, my obligation is to the shareholders."

Copyright -- 2000 Dow Jones & Company, Inc. All Rights Reserved.